EXHIBIT 10.1

MONSANTO COMPANY ERISA PARITY SAVINGS AND INVESTMENT PLAN

(As Amended and Restated Effective As of January 1, 2016)

SECTION 1.
PURPOSE

Effective as of July 1, 2001, Monsanto Company established the Monsanto Company ERISA Parity Savings and Investment Plan (the “Plan”) as a successor to the Pharmacia Corporation ERISA Parity Savings and Investment Plan for the benefit of certain participants in the Monsanto Company Savings and Investment Plan (“SIP”).

The Plan is intended to be an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as defined by Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The purpose of the Plan is to provide Participants and their beneficiaries with:

A.
The ability to elect to defer federal income taxation on the portion of their Eligible Compensation that might have been contributed to SIP but for the Compensation Limitation and Section 415 Limitation; or to elect to defer another amount; and to be credited with Employer matching or certain other contributions that might have been made to SIP but for the Compensation Limitation or the Section 415 Limitation.

B.
The ability to designate the manner in which amounts credited to the Plan on the Participant’s behalf are credited with gains and losses, and to receive distribution from the Plan following Separation from Service or death.

SECTION 2.
EFFECTIVE DATE

The Plan was restated as of December 31, 2008, subsequently amended and then restated as of June 11, 2012, and then subsequently amended on six occasions prior to this amendment and restatement of the Plan effective as of January 1, 2016. The Plan, as restated and amended (with the exception of provisions that first became effective after December 31, 2008), applies to Participants who terminated employment on or after January 1, 2005 and on or before December 31, 2008 and had undistributed benefits under the Plan on the latter date. Special provisions applicable to such Participants are set forth in Appendix A of the version of this Plan, as amended and restated as of December 31, 2008. The benefits and rights of any Participant who terminated employment before January 1, 2005 will be determined solely under the terms of the Plan in effect on the date of his termination. This document sets forth the provisions of the Plan as amended and restated as of January 1, 2016. To the extent that the Plan sets forth rules that are identified as being applicable as of a certain date (the “Specified Effective Date”) but does not specifically set forth the rules applicable prior to the Specified Effective Date, the terms of the Plan in effect prior to the Specified Effective Date will remain applicable for the period of time prior to the Specified Effective Date.

The Plan, as restated and amended, is generally intended to continue to comply with the requirements of Code Section 409A and related regulatory guidance, provided, however, that Grandfathered Accounts are not intended to comply with such requirements.

SECTION 3.
DEFINITIONS

3.1	Except as otherwise defined herein, all words with initial capitals will have the same meaning as in SIP, whether or not such words are capitalized in SIP.

(a)
“2005-2009 Contribution Account” means the sub-account within a Participant’s SIP Parity Account to which contributions made by the Participant and matching or other contributions made by his Employer for 2005, 2006, 2007, 2008 and 2009, and all earlier contributions that were not earned and vested before January 1, 2005, will be credited. A Participant’s 2005-2009 Contribution Account will be adjusted for earnings and losses and reduced by distributions.

(b)
“409A Account,” means, for purposes of Section 5 of the Plan, the portion of a Participant’s SIP Parity Account comprised of his 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable.

(c)	“Affiliate” means,

(i)	a corporation that is a member of a controlled group of corporations (within the meaning of Code § 414(b)) that includes an Employer;

(ii)	a trade or business (whether or not incorporated) that is under common control (within the meaning of Code § 414(c)) with an Employer;

(iii)	an organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of Code § 414(m)) that includes an Employer; or

(iv)	any other entity required to be aggregated with an Employer pursuant to regulations issued under the Code § 414(o).

(d)	“Board People Committee” means the People and Compensation Committee of the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986 or any successor thereto, as amended from time to time, and any applicable regulations thereunder.

(f)	“Committee” means the Board People Committee or the Internal People Committee, as the context may require, as more fully set forth in Section 10.

(g)	“Company” means Monsanto Company, a Delaware corporation that was incorporated on February 9, 2000 under the name Monsanto Ag Company and changed its name to Monsanto Company on March 31, 2000.

(h)	“Compensation Limitation” means the limitation on the amount of compensation that may be taken into account in a given year under SIP under Code Section 401(a)(17).

(i)	“Death Benefit Beneficiary” has the meaning set forth in Section 7.1.

(j)
“Deferral Election” means an election by a Participant, made in accordance with the provisions of Section 4 hereof, and the rules and procedures established from time to time by the Company, to have Excess Eligible Compensation deferred under the Plan.

(k)
“Deferral Period” means the Deferral Period elected by a Participant pursuant to Section 5.3 or Section 6.3 as part of a Subsequent Deferral Election. The Deferral Period will begin on the date on which payment would have been made to the Participant in the absence of the Subsequent Deferral Election and end on the date payment is made or commences.

(l)	“Deferred Payment Plan” means the Monsanto Company Deferred Payment Plan and any successor plan.

(m)
“Disabled” means a Participant who has been deemed, under the terms of the Monsanto Company Disability Plan (“Disability Plan”), at the time he ceases to perform services as an active Eligible Employee, to have incurred a long-term disability due to his inability to perform with or without reasonable accommodation, any reasonable occupation for which he is qualified or may become qualified by virtue of his education, training, or experience and he is eligible for benefits under the Disability Plan as a result of such long-term disability.

(n)
“EBPC” means the Employee Benefits Plans Committee of the Company or, to the extent necessary or appropriate in view of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, the Board People Committee.

(o)
“Eligible Compensation” means remuneration received by a Participant from an Employer while an Eligible Employee, as determined pursuant to the Plan provisions in effect when the remuneration is earned. Eligible Compensation will include base pay, shift differential pay, overtime pay, holiday pay, fire brigade pay, military service pay (but only in an amount equivalent to the amount of the Participant’s base pay in effect on the last day worked prior to his military leave), sick leave pay, call-in pay, contract notice of termination pay, commissions, sales awards, gain sharing, and annual incentive pay. Eligible Compensation will exclude amounts attributable to the exercise of stock options; the value of any restricted stock, restricted stock units or other equity granted under any long-term incentive plan maintained by an Employer and any dividends or dividend equivalents payable thereon; amounts paid or reimbursed by an Employer for insurance or other welfare plans or benefits; pay in lieu of vacations; severance payments and other benefits received by a Participant under a severance plan or separation pay plan maintained by an Employer; ad hoc or one-time payments; and any other amounts identified in any applicable Supplement to SIP. Overtime pay is treated as earned in the month in which it is paid. Eligible Compensation will also include elective amounts that are not includible in the gross income of the Participant under Code Section 125, 132(f)(4) or 402(e)(3). Unless specifically provided otherwise, other previously deferred compensation or pay that is paid during the Year will not be included in Eligible Compensation. Pay or compensation not specifically listed in this paragraph as included in Eligible Compensation will be excluded. Effective January 1, 2013, any amounts of pay or compensation that would otherwise constitute Eligible Compensation with respect to a calendar year but are deferred under this Plan shall nevertheless be treated as Eligible Compensation for purposes of determining a Participant’s share of any Employer Excess Contribution attributable to such calendar year.

If a Participant is not an Eligible Employee for an entire Year (including the year of hire for a Participant who is eligible to participate on his date of hire), the Participant’s Eligible Compensation will be the amount determined as described above for such partial Year during which the Participant was an Eligible Employee.

(p)
“Eligible Employee” means, effective September 1, 2015, (i) a SIP Participant whose Employer incentive opportunity level is at least M04 or MC4 and who has elected to participate in this Plan and (ii) any SIP Participant who (A) does not have an Employer incentive opportunity level of at least M04 or MC4, or (B) does have an Employer incentive opportunity level of at least M04 or MC4 but has not elected to participate in the Plan, but, in the case of (A) and (B) above, only if such SIP Participant (x) becomes Disabled, (y) is in Employee Group B, as defined in SIP, and (z) was receiving a level of compensation immediately prior to becoming Disabled that equaled or exceeded the dollar threshold used under Section 414(q) of the Code to define a “highly compensated employee.” An individual who becomes an Eligible Employee pursuant to (ii) above, will not be eligible to make Employee Excess Contributions to the Plan but will only be considered an Eligible Employee for purposes of receiving an allocation of Employer Excess Contributions described in 3.1(s)(iii) that are based upon the Employer Core Contribution under SIP and will not be eligible to receive any other Employer Excess Contributions under this Plan.

(q)	“Employee Excess Contributions” means Excess Eligible Compensation which are credited to a Participant’s SIP Parity Account pursuant to a valid Deferral Election.

(r)	“Employer” means the Company and each Affiliate that, with the consent of the Company, has adopted SIP.

(s)	“Employer Excess Contribution” means each of the following:

(i)
With respect to Employee Excess Contributions made prior to January 1, 2013, 60 percent of the amount of a Participant’s Employee Excess Contributions that are not in excess of seven percent of Excess Eligible Compensation and with respect to Employee Excess Contributions made on and after January 1, 2013, 80 percent of the amount of a Participant’s Employee Excess Contributions that are not in excess of eight percent of Excess Eligible Compensation; and

(ii)
Prior to January 1, 2013, in the case of Eligible Employees in Employee Group A, as defined in SIP, the product of the Discretionary Percentage determined by the Company under SIP for the year and the Participant’s Employee Excess Contributions that are not in excess of 10 percent (or such other percentage determined by the Company under SIP for the year) of Excess Eligible Compensation; and

(iii)
In the case of an Eligible Employee who has become Disabled and would otherwise be eligible for an allocation of the Employer Core Contribution under the SIP, a contribution equal to (a) the Eligible Employee’s “imputed” compensation level as such term is used under SIP to determine the Employer Core Contribution for individuals who are Disabled (except that for purposes of this 3.1(s)(iii), an Eligible Employee’s “imputed” compensation will not be subject to the limitations on compensation imposed under SIP pursuant to Code Section 401(a)(17)), multiplied by (b) the percentage that would otherwise have been used to compute the individual’s Employer Core Contribution under SIP. However, a Disabled Participant’s eligibility to receive an Employer Excess Contribution pursuant to this 3.1(s)(iii) will cease upon the earlier to occur of (a) the Disabled Participant’s attainment of age 65, or (b) the withdrawal by the Disabled Participant of any portion of his Employer Core Account from SIP; and

(iv)
Any other Employer matching or other Employer contributions that would have been made to SIP including, but not limited to, the Employer Core Contribution but for the Section 415 Limitation or the Compensation Limitation.

(t)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable regulations thereunder.

(u)	“Excess Eligible Compensation” means, effective January 1, 2013, an Eligible Employee’s Eligible Compensation for a year earned after the earlier of:

(i)	The point in time during the year when the Eligible Employee’s Eligible Compensation (as defined in SIP for purposes of SIP) equals the Compensation Limitation; or

(ii)	The point in time during the year when the sum of the following amounts equals the Section 415 Limitation:

1)	The Eligible Employee’s Before-Tax Contributions to SIP for the year (exclusive of any Catch-Up Contributions made in accordance with Section 4.7 of SIP);

2)	The Eligible Employee’s After-Tax Contributions to SIP for the year;

3)	The Eligible Employee’s Roth Contributions to SIP for the year (exclusive of any Catch-Up Contributions made in accordance with Section 4.7 of SIP); and

4)	Any Employer Contributions, as defined in Section 2.32 of SIP, made on behalf of the Eligible Employee for the year.

(v)	“Executive Officer” means a Participant who is subject to the reporting requirement of Section 16 of the Securities Exchange Act of 1934.

(w)
“Grandfathered Account” will mean the sub-account within a Participant’s SIP Parity Account to which contributions made by the Participant and matching contributions made by his Employer that were earned and vested before January 1, 2005, as determined in accordance with the provisions of the Plan as in effect on that date and the rules under Treas. Reg. § 1.409A-6(a)(3) (or any successor provision) and reflected in the Company’s records, will be credited. A Participant’s Grandfathered Account will be adjusted for earnings and losses and reduced by distributions.

(x)	“Incentive Pay” means cash amounts paid under an annual incentive plan maintained by an Employer.

(y)
“Investment Election” means an election by a Participant regarding the manner in which such Participant’s SIP Parity Account will be credited with gains and losses in accordance with such procedures and subject to such limitations as may be established by the Company from time to time.

(z)
“Participant” means any current or former employee of an Employer for whom amounts are credited to a SIP Parity Account under the Plan. A Participant will remain a Participant until his account under the Plan is fully distributed or forfeited.

(aa)	“Pension Parity Plan" means the plan currently known as the Monsanto Company ERISA Parity Pension Plan, as amended and restated from time to time, or any successor thereto.

(bb)	“Plan” means the Monsanto Company ERISA Parity Savings and Investment Plan.

(cc)
“Post-2009 Contribution Account” means the sub-account within a Participant’s SIP Parity Account to which all contributions made by the Participant or his Employer that are not credited to the Participant’s Grandfathered Account or 2005-2009 Contribution Account will be credited. A Participant’s Post-2009 Contribution Account will be adjusted for earnings and losses and reduced by distributions.

(dd)    “Section 415 Limitation” means the limitation on Annual Additions described in Section 6.3 of SIP.

(ee)
“Separation from Service” means a Participant’s “separation from service” as defined under Code Section 409A and Treas. Reg. § 1.409A-1(h) (or any successor provision). For this purpose, a Participant will have a Separation from Service if the Participant ceases to be an employee of his Employer and all persons with whom the Employer would be considered a single employer under Code Section 414(b) or (c). A Participant will have a Separation from Service if it is reasonably anticipated that no further services will be performed by the Participant, or that the level of services the Participant will perform will permanently decrease to no more than 20 percent of the average level of services performed by the Participant over the immediately preceding 36-month period (or the Participant’s full period of service, if the Participant has been performing services for less than 36 months).

(ff)	“SIP” means the Monsanto Company Savings and Investment Plan, as amended and restated from time to time, or any successor thereto.

(gg)
“SIP Parity Account” means a Participant’s share of a reserve established on the financial records of the Company under this Plan, equal to the amount credited to the Participant under Sections 4.1 and 4.2 (or the prior provisions of the Plan), adjusted for earnings and losses, and reduced by distributions. The SIP Parity Account will include the Participant’s Grandfathered Account, 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable, each of which will include a “Deferral Election Sub-Account” for amounts credited pursuant to a Participant’s Deferral Election under Sections 4.1 and 4.2(a) (or the prior provisions of the Plan regarding deferrals by Participants), and an “Employer Matching and Non-Disability Core Contribution Sub-Account” for amounts that are credited pursuant to Section 4.2(b) and that are described in Section 3.1(s)(i), (ii) or (iv) (or the prior provisions of the Plan regarding Employer contributions). In addition, the Post-2009 Contribution Account will also include an “Employer Disability Core Contribution Sub-Account” for amounts that are credited pursuant to Section 4.2(b) and that are described in Section 3.1(s)(iii).

(hh)	SIP Participant” means a participant in SIP to the extent of his participation in that plan.

(ii)
“Subsequent Deferral Election” means an election by a Participant pursuant to Section 5.3 or Section 6.3, as applicable, to defer distribution to a date later than the date on which payment would have been made to the Participant under Section 5.1, 5.2 or 6.2, as applicable.

(jj)	“Transition Election” means an election by a Participant pursuant to Section 5.2 regarding the timing and form of payment of his 2005-2009 Contribution Account.

(kk)
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has experienced an Unforeseeable Emergency will be made in accordance with Treas. Reg. § 1.409A-3(i)(3) (or any successor provision).

(ll)	“Window Policy” will mean the Monsanto Company Executive and Director Securities Trading Policy.

(mm)	“Year,” unless otherwise specified, means a calendar year.

SECTION 4.
DEFERRAL AND INVESTMENT ELECTIONS

4.1	Deferral Elections. Deferrals in this Plan with respect to any post-2008 Employee Excess Contributions and Employer Excess Contributions will be governed by this Section 4.1.

(a)	Election Procedures.

(i)
Each Eligible Employee will have the opportunity to elect to have a portion of his Excess Eligible Compensation for a year credited to the Eligible Employee’s SIP Parity Account instead of being paid in cash. A Deferral Election will be made and become irrevocable no later than August 31 of the year prior to the year to which it applies, or such earlier time as may be determined by the Company, consistent with the requirements of Code Section 409A and Treas. Reg. § 1.409A-2(a) (or successor provisions).

An Eligible Employee’s deferral election under SIP with respect to compensation paid in a year (including an election to commence or terminate participation in SIP’s automatic increase feature) will be made at the same time as his Deferral Election under this Plan with respect to Excess Eligible Compensation paid in the same year, subject to the right to subsequently change such SIP election to the extent permitted by the regulations under Code Section 401(k) and Code Section 409A. A Deferral Election under this Plan will apply to 1% to 25% of the Eligible Employee’s Excess Eligible Compensation for a year, as elected by the Eligible Employee (or such other amounts as the Company will designate). The Company may, from time to time, provide separate rules governing the application of Deferral Elections to Incentive Pay.

For years prior to 2008, the percentage of Excess Eligible Compensation deferred by an Eligible Employee under this Plan was required to be the same as the percentage of compensation deferred by the Eligible Employee under SIP. As provided above, for deferrals in 2008 and subsequent years, an Eligible Employee may make separate deferral elections and designate different contribution percentages under this Plan and SIP and both deferral elections will become irrevocable at the same time.

For years beginning on and after January 1, 2014, an Eligible Employee will file separate Deferral Elections under this Plan in respect of (i) any Excess Eligible Compensation that constitute Eligible Compensation other than annual incentive pay and (ii) any Excess Eligible Compensation that constitute annual incentive pay. Such separate Deferral Elections may utilize different percentages and each will be expressed in 1% increments.

The above-referenced rules will not apply to any election made by an Eligible Employee to make Catch-Up Contributions to SIP in accordance with Section 4.7 of SIP. Any such election to make Catch-Up Contributions to SIP will have no impact upon the amounts creditable to an Eligible Employee under this Plan.

(ii)
Effective January 1, 2008, and prior to January 1, 2013, if an individual is hired by an Employer after the deadline established under Section 4.1(a)(i) for making a Deferral Election for a year, and the individual is designated as an Eligible Employee prior to the date on which he commences employment, the individual may make an irrevocable Deferral Election for the year as long as the election is made prior to his employment commencement date, to take effect on his employment commencement date. Effective January 1, 2013, an individual who first becomes eligible to participate in the Plan will have the opportunity to make an irrevocable Deferral Election, no more than thirty (30) days after the date on which he commences employment or otherwise first qualifies to participate in the Plan, to make Employee Excess Contributions during the current year in respect of Excess Eligible Compensation earned after the date such irrevocable Deferral Election is made. Effective January 1, 2014, the above-referenced ability to make a deferral election with respect to Excess Eligible Compensation that are earned in the same year as the year in which such election is made will not be available to an individual who commences employment or otherwise first qualifies to participate in the Plan on or after July 1 unless such individual either (i) has a level of base pay of at least $600,000, or (ii) was transferred to the United Stated during such year from a position in another country. In addition, if an individual first becomes eligible to participate in the Plan after the deadline established under Section 4.1(i) for making a Deferral Election for the following year, such individual will have the opportunity to make an irrevocable Deferral Election, no more than thirty (30) days after the date on which he commences employment or otherwise first qualifies to participate in the Plan, to make Employee Excess Contributions during the following year in respect of Excess Eligible Compensation earned in such following year. This provision will apply to an individual (including a rehired individual) only to the extent permitted by Treas. Reg. § 1.409A-2(a)(7) (or any successor provision).

(b)
Irrevocability. An Eligible Employee’s Deferral Election will remain in effect until revoked or modified in accordance with procedures established by the Company consistent with the requirements of Code Section 409A and Treas. Reg. § 1.409A-2(a) (or successor provisions).

4.2	SIP Parity Account Credits.

(a)
Employee Excess Contributions. An Eligible Employee’s Deferral Election for a year will apply only to his Excess Eligible Compensation. An amount equal to the percentage elected by the Eligible Employee in his

Deferral Election multiplied by his Excess Eligible Compensation will be credited to the Eligible Employee’s SIP Parity Account as Employee Excess Contributions. Such credits will be made each payroll period in which the Eligible Employee earns Excess Eligible Compensation, or such other time as the Company will determine, provided that the Employee Excess Contributions during the year, in the aggregate, reflect the Eligible Employee’s Deferral Election in accordance with Code section 409A.

(b)
Employer Excess Contributions. An Eligible Employee who has made a Deferral Election and who reaches the Compensation Limitation or the Section 415 Limitation for a year and an Eligible Employee who has become Disabled and who is entitled to an Employer Excess Contribution pursuant to Section 3.1(s)(iii) will have Employer Excess Contributions credited to his SIP Parity Account for the year as follows:

(i)
Timing of Crediting of Employer Excess Contributions. Any Employer Excess Contributions described in Section 3.1(s)(i) will be credited to the Eligible Employee’s SIP Parity Account each payroll period, or such other time as the Company will determine, provided that such matching contributions during the year, in the aggregate, reflect the total amount determined under Section 3.1(s)(i). Any Employer Excess Contributions described in Section 3.1(s)(ii), (iii) or (iv) will be credited as of the last day of the year.

(ii)
Form of Crediting of Employer Excess Contributions. On or before December 31, 2007, any Employer Excess Contributions will be credited to the Participant’s SIP Parity Account as if such amount would have been credited as a Matching Contribution under SIP. Effective January 1, 2008, any Employer Excess Contributions will be credited to the Participant’s SIP Parity Account as elected by the Participant in his Investment Election.

4.3
Investment Elections. On or before December 31, 2007, the investment of future deferrals to a Participant’s SIP Parity Account corresponded to the investment of future deferrals to his SIP account, and the investment of the Participant’s existing SIP Parity Account corresponded to the investment of his existing SIP account. Effective January 1, 2008, Participants may make separate Investment Elections with respect to their SIP Parity Accounts as set forth in this Section 4.3.

(a)
Adjustments to SIP Parity Accounts. Each Participant’s SIP Parity Account will be credited and charged with the dividends, income, gains and losses, and adjusted for stock splits, stock dividends, recapitalizations, consolidations or other changes in capitalization, as the case may be, that such amount would have been credited, charged with or adjusted for, if the SIP Parity Account had been invested in the deemed investment funds that are elected by the Participant in his Investment Election. The deemed investment funds available for the investment of Participants’ SIP Parity Accounts will be the same as the Investment Funds available under SIP, except as provided in Section 4.3(c).

(b)
Procedures for Investment Elections. In accordance with such procedures and subject to such limitations as may be established by the Company from time to time, each Participant may make an Investment Election for future deferrals (which will apply to both his Employee Excess Contributions and Employer Excess Contributions), and may change his Investment Election for future deferrals or for his existing SIP Parity Account. If a Participant fails to make an Investment Election, such Participant’s SIP Parity Account will be credited and charged with the income, gains and losses with respect to such amount that would have been credited and charged had such amount been invested pursuant to SIP’s default investment rules for future contributions in effect at that time. A Participant’s Investment Election may be different for future deferrals than for the existing SIP Parity Account.

(c)
Special Rules for Executive Officers and Certain Other Participants. Except as set forth below, no Executive Officer may make an Investment Election directing that any portion of the Employee Excess Contributions credited to his SIP Parity Account be charged with or adjusted as if such amounts had been invested in the Monsanto Company (Employee) Stock Fund in SIP. If such a Participant makes such an Investment Election, such Participant’s Employee Excess Contributions, if any, will be credited and charged with the income, gains and losses with respect to such amount that would have been credited and charged had such amount been invested pursuant to SIP’s default investment rules for future contributions in effect at the time. With respect to his existing SIP Parity Account, an Executive Officer or other Participant who is subject to the Window Policy may direct the deemed investment of all or a portion of the SIP Parity Account into the Monsanto Company (Employee) Stock Fund, or may direct that amounts deemed invested in the Monsanto Company (Employee) Stock Fund or the Monsanto Company (Employer) Stock Fund be transferred to another deemed investment fund, but any such election will be subject to and comply with the provisions of the Window Policy and any additional rules and procedures established by the Company.

(d)
Transfer Restrictions. The following rules will apply to an exchange in and then out of any deemed investment fund (other than a deemed investment found having the characteristics of stable value fund) within a 30-day period in an amount that is greater than $1,000 (“Roundtrip Transaction”):

(i)	If a Participate completes one Roundtrip Transaction, a warning letter will be issued

(ii)
If a Participate completed two Roundtrip Transactions in any one deemed investment fund within any 90-day period, the Participant will be prohibited from making a constructive investment into such deemed investment fund for a period of 85 days beginning on the date on which the second Roundtrip Transaction is completed;

(iii)
If Participant completes four Roundtrip Transactions in one or more deemed investment funds within any 12-month period, the Participant will be limited to one constructive exchange day per calendar quarter for a period of 12 months following the date on which the fourth Roundtrip Transaction occurs;

(iv)
Once the 12-month limitation period described in subsection (3) above expires, any subsequent Roundtrip Transaction in any one deemed investment fund in the 12-month period following the expiration date will result in another 12-month limitation period of one exchange date per calendar quarter;

(v)
Notwithstanding the preceding, a Participant may make an election to constructively withdraw out of any deemed investment fund at any time and may constructively invest amounts into a deemed investment fund having the characteristics of stable value fund at any time; and

(vi)	These rules do not apply to contributions, or withdrawals.

4.4	No Investment Election After Termination of Employment. The following rules apply to a Participant’s Investment Election upon his Termination of Employment:

(a)
With respect to a Participant who incurs a Separation from Service prior to December 1, 2015, (i) the Participant’s Investment Election with respect to his SIP Parity Account will expire on the last day of the calendar month within which such Participant’s Separation from Service occurs, and (ii) effective on the first day of the calendar month following such Participant’s Separation from Service and ending on the date distribution of his SIP Parity Account commences, his SIP Parity Account will be credited with interest at a rate equal to the average of the monthly averages of the Moody BAA Bond index for the preceding year.

(b)
With respect to a Participant who incurs a Termination of Employment on or after December 1, 2015, (i) the Participant’s Investment Election with respect to his SIP Parity Account will expire on the last day of the calendar month within which his Termination of Employment occurs, and (iii) effective on the first day of the calendar month following the Participant’s Termination of Employment and ending on the date distribution of his SIP Parity Account commences, his SIP Parity Account will be credited with interest at a rate equal to the average of the monthly averages of the Moody BAA Bond index for the preceding year.

(c)
Notwithstanding the provisions of (a) or (b) above, any Participant who incurred a Termination of Employment prior to December 1, 2015 but did not incur a Separation from Service as of that date will be given the ability to elect, no later than January 31, 2016, that (i) his Investment Election with respect to his SIP Parity Account expire as of January 31, 2016, and (ii) effective as of February 1, 2016 and ending on the date distribution of his SIP Parity Account commences, his SIP Parity Account will be credited with interest at a rate equal to the average of the monthly averages of the Moody BAA Bond index for the preceding year. In the event such Participant fails to timely make such election, the provisions of subsection (a) above will remain in effect until such time as the Participant’s Separation from Service.

SECTION 5.
MANNER AND TIME OF PAYMENT OF 409A ACCOUNTS

5.1    Timing and Form of Payment.

(a)
Payment Event. The vested portion of a Participant’s 409A Account (i.e., the Participant’s 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable) will be paid to the Participant following Separation from Service as described below.

(b)
Timing and Form. The vested portion of a Participant’s 409A Account, other than any portion of the Participant’s 409A Account that consists of an Employer Disability Core Contribution Sub-Account, will be paid to the Participant in cash in a single lump sum distribution in the thirteenth month that begins after the month of the Participant’s Separation from Service (e.g., for a Separation from Service that occurs on February 15, 2009, payment will be made in March 2010). Notwithstanding any other provision of the Plan to the contrary, including the provisions of Section 5.3 dealing with Subsequent Deferral Elections, the vested portion of a Participant’s 409A Account that consists of an Employer Disability Core Contribution Sub-Account will be paid to the Participant (or to the applicable Death Benefit Beneficiary or Beneficiaries of such Participant, as the case may be) in cash in a single lump sum distribution 60 days following the Participant’s (i) attainment of age 65, or (ii) death, whichever first occurs. All references to a Participant’s 409A Account or Post-2009 Contribution Account in all other provisions of the Plan dealing with withdrawals or distributions will be deemed to mean the Participant’s 409A Account or Post-2009 Contribution Account, in each case, determined without regard to the Participant’s Employer Disability Core Contribution Sub-Account, if any.

5.2
2008 Transition Period Elections. Prior to January 1, 2009, Participants were permitted to make a Transition Election as to the timing and form of payment of their 2005-2009 Contribution Accounts, to the extent vested, pursuant to procedures set forth in a prior version of the Plan. If an eligible Participant did make such a Transition Election, if the Participant’s Separation from Service occurs on or prior to the date the Participant attains age 70 ½, and if under the terms of such Transition Election payments will commence no later than the date the Participant attains age 70 ½, the Participant’s 2005 - 2009 Contribution Account will be paid in accordance with the terms of such Transition Election, subject to the Participant’s right to make a Subsequent Deferral Election with respect to such Account pursuant to Section 5.3. If an eligible Participant did not make such a Transition Election, and/or if the Participant’s Separation from Service occurs after the date the Participant attains age 70 ½, and/or if under the terms of such Transition Election payments will not commence on or prior to the date Participant attains age 70 ½, the Participant’s 2005-2009 Contribution Account will be paid as provided in Section 5.1, subject to the Participant’s right to make a Subsequent Deferral Election with respect to such Account pursuant to Section 5.3.

5.3	Subsequent Deferral Elections.

(a)
Submission of Subsequent Deferral Election. A Participant may elect to defer distribution of his 2005-2009 Contribution Account and/or Post-2009 Contribution Account, to the extent vested, to a date (i.e., month and year), later than provided under Section 5.1, or, if applicable with respect to the Participant’s 2005-2009 Contribution Account, to a date later than elected by the Participant pursuant to a 2008 Transition Period election referenced in Section 5.2. Any such Subsequent Deferral Election must be submitted to the Company or its delegate in accordance with the rules and procedures adopted by the Company. A Subsequent Deferral Election must specify the Deferral Period, including the date on which payment is to commence, and the form of payment elected by the Participant. A Participant may make separate Subsequent Deferral Elections with respect to his 2005-2009 Contribution Account and Post-2009 Contribution Account (whether or not the Participant has made a Transition Election with respect to the 2005-2009 Contribution Account as referenced in Section 5.2). Subject to Section 5.7 (regarding reemployed Participants), a Participant may make only one Subsequent Deferral Election with respect to each type of account. Any Subsequent Deferral Election made by a Participant may not be changed by the Participant following its submission to the Company.

Effective January 1, 2008, Subsequent Deferral Elections will be automatically approved, provided that the applicable requirements are met.

(b)
Timing of Election. A Subsequent Deferral Election must be submitted before, but no more than 60 days before, the Participant’s Separation from Service and will become irrevocable upon the Participant’s Separation from Service. If the Participant files a Subsequent Deferral Election before incurring a Separation from Service and the Participant does not have a Separation from Service within 60 days following the submission of the Subsequent Deferral Election, the Subsequent Deferral Election will not be given effect. A Subsequent Deferral Election will not take effect until at least 12 months after the date on which the Subsequent Deferral Election is made.

(c)	Determination of Deferral Period. Any Deferral Period elected by a Participant will be a minimum of five years from the date that payment to the Participant would have been made under Section 5.1, or, if applicable with respect to the Participant’s 2005-2009 Contribution Account, from the date elected by the Participant in a Transition Election as referenced in Section 5.2; provided, that distribution begins no later than the date the Participant attains age 70-1/2. If the Deferral Period elected by the Participant does not meet these requirements, the Participant’s Subsequent Deferral Election will not be given effect and the Participant will be notified that the applicable portion of his Account instead will be paid as provided in Section 5.1 or Section 5.2, as applicable. Any installment form previously elected by the Participant with respect to his 2005-2009 Contribution Account pursuant to Section 5.2 will be treated as a single payment for purposes of applying this provision (i.e., if the Participant elects to change the form of payment of his 2005-2009 Contribution Account to a lump sum or to another installment form providing for payment over a different number of years than previously elected, the required five-year minimum Deferral Period will be measured from the date the first installment would have been paid under the previously elected form).

(d)
Form of Payment. As part of a Subsequent Deferral Election, the Participant will elect to have the applicable portion of his 409A Account (i.e., the 2005-2009 Contribution Account and/or the Post-2009 Contribution Account), to the extent vested, paid pursuant to one of the forms of payment set forth below.

(i)
A Single Lump Sum Option under which the entire value of the applicable portion of the Participant’s 409A Account (i.e., the 2005-2009 Contribution Account and/or the Post-2009 Contribution Account), to the extent vested, will be paid to the Participant in a single lump sum at the end of the Deferral Period on the date specified in the Subsequent Deferral Election.

(ii)
A Term Certain Option which will provide for distribution of the value of the applicable portion of the Participant’s 409A Account (i.e., the 2005-2009 Contribution Account and/or the Post-2009 Contribution Account), to the extent vested, to the Participant in equal monthly installments over a designated number of whole years not to exceed 10 years, beginning at the end of the Deferral Period on the date specified in the Subsequent Deferral Election. The amount of each monthly installment will equal the value of the applicable portion of the Participant’s 409A Account, to the extent vested, at payment commencement divided by an annuity factor based on an annualized interest rate of 8.0%. The annuity factor for each Term Certain Option is as follows:

Term Certain Period	Annuity Factor
1 year	11.5870
2 years	22.3156
3 years	32.2495
4 years	41.4476
5 years	49.9643
6 years	57.8502
7 years	65.1519
8 years	71.9128
9 years	78.1728
10 years	83.9692

Notwithstanding the above, with respect to any Term Certain Option that is payable pursuant to a Subsequent Deferral Election that provides for a benefit commencement date that is on or after January 1, 2013, the amount of the monthly installment with respect to a particular calendar month will equal the value of the applicable portion of the Participant’s 409A Account, to the extent vested, as of the first day of such month multiplied by a fraction, the numerator of which will be one and the denominator of which will be the number of months (including the then-current month) remaining in the designated term certain period.

5.4
Financial Emergency Distribution. In the event that a Participant who has made a Transition Election or Subsequent Deferral Election incurs an Unforeseeable Emergency following his Separation from Service, such Participant or his legal representative may submit a written request to the EBPC that it approve an immediate distribution of all or a portion of his vested 409A Account; provided, however, that no distribution will be made under this provision prior to the date on which payment would have been made to the Participant under Section 5.1 in the absence of such Transition Election or Subsequent Deferral Election. If the EBPC approves such request, the Company will pay to the Participant, within 60 days following such approval, an amount equal to the lesser of (i) the value of the Participant’s vested 409A Account or, if payments have commenced, the value of the remaining payments (as described below), and (ii) the amount reasonably necessary to satisfy the emergency need (plus amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), taking into account the extent to which such need is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. No amount will be paid under this provision in excess of the amount permitted under Code Section 409A and Treas. Reg. § 1.409A-3(i)(3) (or any successor provisions).

With respect to a term certain option elected in connection with a Transition Election or a Subsequent Deferral Election that provides for a benefit commencement date that is prior to January 1, 2013, for purposes of determining the maximum amount which may be distributed in accordance with the preceding paragraph, the value of the remaining payments for a Participant receiving payment in an Term Certain Option pursuant to Section 5.3(d)(ii) will be equal to the monthly annuity payment multiplied by an annuity factor based on the number of remaining term certain payments and a monthly interest rate of 0.643404%.

With respect to a term certain option elected in connection with a Transition Election or a Subsequent Deferral Election that provides for a benefit commencement date that is prior to January 1, 2013, if a Participant receives a distribution pursuant to this Section 5.4, the value of the Participant’s subsequent installment payments will be reduced by the annuity value of such distribution, based on an annualized interest rate of 8.0%, so that the amount of each subsequent installment is equal.

With respect to a term certain option elected in connection with a Subsequent Deferral Election that provides for a benefit commencement date that is on or after January 1, 2013, the maximum potential amount which may be distributed pursuant to this Section 5.4 shall be the remaining balance of the Participant’s vested 409A Account and if a Participant receives a distribution pursuant to this Section 5.4, the amount of the Participant’s subsequent installment payments for each calendar month will equal the value of the applicable portion of the Participant’s 409A Account after such distribution pursuant to this Section 5.4, to the extent vested, as of the first day of such month multiplied by a fraction, the numerator of which will be one and the denominator of which will be the number of months (including the then-current month) remaining in the designated term certain period.

The value of the remaining payments for a Participant who has received a complete distribution of his 409A Account pursuant to Section 5.3(d)(i) or (ii) will be zero.

Payment will be made pro rata from the Participant’s 2005-2009 Contribution Account and Post-2009 Contribution Account, as applicable. If a Participant has elected a different time and/or form of payment for his 2005-2009 Contribution Account and Post-2009 Contribution Account, the preceding provisions regarding the calculation of the Participant’s remaining payments and subsequent installments will apply separately to each such account.

Subject to the guidelines set forth herein, the EBPC will have sole authority to determine if an Unforeseeable Emergency exists and, if so, the amount of the distribution necessary to meet the Unforeseeable Emergency. The decision of the EBPC will be final and binding upon all parties.

5.5
Early Payment of Benefits. The EBPC, in its sole discretion, may authorize early payment of all or a portion of a Participant’s vested 409A Account to the extent permitted by Treas. Reg. § 1.409A-3(j)(4) (or any successor provision). Without limitation, payment may be accelerated:

(a)	To the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)
To pay any Federal Insurance Contributions Act (FICA) tax imposed on compensation deferred under the Plan, to pay any federal, state, local or foreign income tax imposed as a result of payment of the FICA tax amount, and to pay the additional income tax attributable to the pyramiding wages and taxes. The total payment may not exceed the aggregate FICA tax amount and the income tax withholding related to such FICA tax amount.

(c)	If the Plan fails to meet the requirements of Code Section 409A. The payment may not exceed the amount required to be included in income as a result of such failure.

5.6	Latest Payment Date. Notwithstanding anything herein to the contrary, where a date is specified for payment of the

Participant’s 409A Account under this Section 5 or in Appendix A of the original version of this Plan, as restated as of December 31, 2008, payment may be made at any later date within the same calendar year, or, if later, in the next calendar year, by the 15th day of the third calendar month following the specified date (or at any other later or earlier time permitted by Code Section 409A).

5.7    Reemployment.

(a)
Continued Distribution of Account. If a Participant who is scheduled to receive or is receiving payment following Separation from Service (whether pursuant to Section 5.1, 5.2 or 5.3) is reemployed by an Employer prior to the complete distribution of his vested 409A Account, payment will be made to the Participant at the scheduled time or times without regard to the Participant’s reemployment.

(b)
New Account. A reemployed Participant who is an Eligible Employee may make a new Deferral Election pursuant to Section 4.1 and receive additional Employer contributions, in which case a new account will be established for such Participant to which contributions relating to the period following the Participant’s re-employment will be credited. Such new account will be distributed at the time provided in Section 5.1, subject to the Participant’s right to make a Subsequent Deferral Election with respect to such new account under Section 5.3, provided that payment of any previously forfeited unvested amounts that are restored upon the Participant’s reemployment will be made in the form applicable at the time of the Participant’s prior termination in accordance with the rules set forth herein.

5.8
Participants Terminating Prior to January 1, 2009. The payment provisions applicable to the 409A Accounts of the Participants who terminate employment on or after January 1, 2005 and on or before December 31, 2008 will be as set forth in Appendix A of the original version of this Plan, as restated as of December 31, 2008.

5.9	Death Benefits. Notwithstanding anything in Section 5 to the contrary, the event of the death of a Participant, the Participant’s 409A Account will be paid as follows:

(a)
Death Before Commencement of Payments. In the event that a Participant dies at any time before the payment or commencement of payment of his 2005-2009 Contribution Account and/or Post-2009 Contribution Account, as applicable, such Account or Accounts, as applicable, will be paid to the applicable Death Benefit Beneficiary or Beneficiaries in a single lump sum payment 60 days following the date of the Participant’s death.

(b)
Death After Commencement of Payments. In the event a Participant who has made a Transition Election or Subsequent Deferral Election dies after installment payment of his 2005-2009 Contribution Account and/or Post-2009 Contribution Account, as applicable, has commenced, the remaining installments (if any) from such Account or Accounts, as applicable, will be paid to the applicable Death Benefit Beneficiary or Beneficiaries in a single lump sum payment 60 days following the date of the Participant’s death.

SECTION 6.
MANNER AND TIME OF PAYMENT OF GRANDFATHERED ACCOUNTS

6.1
Distribution of Grandfathered Accounts. Notwithstanding anything in the foregoing to the contrary, the distribution of all Grandfathered Accounts will be made in accordance with the provisions of this Section 6. These distribution provisions are the same as the distribution provisions under the Plan as in effect on October 3, 2004, except that (a) certain distribution options previously available to Participants have been eliminated and (b) as reflected in these provisions, effective January 1, 2008, the Company has, in its discretion, determined that all deferral requests made by Participants will be automatically approved upon timely submission in accordance with the procedures established by the Company. No provision of this restatement of the Plan or provision of any subsequent amendment that (i) represents a material enhancement of the benefits or rights available under the Plan on October 3, 2004 or (ii) adds a new material benefit or right that did not exist under the Plan on October 3, 2004 will apply to Grandfathered Accounts.

6.2
Distribution at Termination. Unless a Participant makes a timely Subsequent Deferral Election under Section 6.3 below, the Participant’s Grandfathered Account will be paid to the Participant, or his beneficiaries, in cash in a single lump sum distribution as soon as administratively feasible after the first January 1 or July 1 that is at least six months following the Participant’s termination or death.

6.3
Subsequent Deferral Election. A Participant who terminates employment from the Employers and all Affiliates may elect to defer distribution of his Grandfathered Account in accordance with the provisions of this Section 6.3. Such an election is referred to as a "Subsequent Deferral Election."

(a)
Deferral of Grandfathered Account. A Participant may elect to defer distribution of his Grandfathered Account under the Plan to a date later than the first January 1 or July 1 that is at least six months following his termination of employment pursuant to a Subsequent Deferral Election. If a Participant makes a Subsequent Deferral Election, the Company will pay his Grandfathered Account under the Plan at the time and in the manner specified in this Section 6.3.

(b)
Submission of Subsequent Deferral Election. A Subsequent Deferral Election must be submitted to the Company prior to the Participant's termination of employment in accordance with the procedures established by the Company. The Subsequent Deferral Election must specify the Deferral Period (as defined in Section 6.3(c) below) and the Payment Form (as defined in Section 6.3(d) below) elected by the Participant. Except as provided in Sections 6.3(e) and (f) below, once a Subsequent Deferral Election has been submitted, the Subsequent Deferral Election will be irrevocable. A Participant’s deferral request that was granted under the Pharmacia Parity Plan will remain in effect under the Plan.

(c)
Determination of Deferral Period. Any Deferral Period with respect to a Participant’s Grandfathered Account will be a minimum of three years from the first January 1 or July 1 that is at least six months after the Participant's termination of employment, except that payment must begin no later than the date the Participant attains age 70-1/2.

(d)
Form of Payment. As part of his Subsequent Deferral Election, the Participant will elect that, at the end of the Deferral Period, the Participant's Grandfathered Account will be paid pursuant to one of the payment forms specified below :

(i)	A Single Lump Sum Option under which the entire value of the Participant’s Grandfathered Account will be paid to the Participant in a single lump sum at the end of the Deferral Period.

(ii)
A Term Certain Option which will provide for payment of the Grandfathered Account to the Participant in equal monthly installments over a designated number of whole years not to exceed the lesser of (x) the life expectancy of the Participant at the end of the Deferral Period and (y) 10 years, beginning at the end of the Deferral Period. The methodology for computing the amount of each monthly installment will depend upon whether the Subsequent Deferral Election provided for a benefit commencement date that was prior to January 1, 2013 or provided for a benefit commencement date that was on or after January 1, 2013 and shall be the applicable methodology described in Section 5.3(d)(ii).

(e)	Death of Participant.

(i)
Death Before Termination of Employment. In the event that a Participant dies prior to termination of employment, any Subsequent Deferral Election will be cancelled, and the Participant’s Grandfathered Account will be paid to the applicable Death Benefit Beneficiary or Beneficiaries in cash as soon as administratively feasible after the January 1 or July 1 that is at least six months after the Participant’s death. A Subsequent Deferral Election will only become effective if the Participant lives until his termination of employment.

(ii)
Death During Deferral Period. In the event that a Participant who has made a Subsequent Deferral Election with respect to his Grandfathered Account dies during the Deferral Period, his Grandfathered Account will be paid to the applicable Death Benefit Beneficiary or Beneficiaries in 60 equal monthly installments commencing on the first day of the month following the month in which the Participant dies.

(iii)
Death After Commencement of Payments. In the event that a Participant dies after the commencement of installment payments from his Grandfathered Account, the remaining installments (if any) will continue to be paid to the applicable Death Benefit Beneficiary or Beneficiaries. In the event that the applicable Death Benefit Beneficiary dies after the Participant dies and before the entire Grandfathered Account is distributed, the value of any remaining payments will be paid in a single lump sum to the estate of the applicable Death Benefit Beneficiary unless the Participant designated a surviving concurrent, contingent or successor Death Benefit Beneficiary for purposes of his Grandfathered Account.

(f)
Financial Emergency Distribution. In the event that a Participant who has made a Subsequent Deferral Election incurs a severe, unforeseeable financial emergency either after his termination of employment or after payment has begun, such Participant may request from the EBPC an emergency distribution of the amount necessary to satisfy the financial emergency. The EBPC will have sole authority to determine if a financial emergency exists and the amount of the distribution necessary to meet the emergency. The decision of the EBPC will be final and binding upon all parties. The EBPC may determine that a severe financial hardship exists only if the distribution is necessary in light of immediate and heavy financial needs of the Participant which cannot be met from the other financial sources available to the Participant and if disallowance of the accelerated distribution would result in a severe financial hardship to the Participant. Amounts which are distributed under this provision will reduce the Participant’s benefit.

6.4
Participants Terminating Prior to January 1, 2009. The payment provisions applicable to the Grandfathered Accounts of Participants who terminate employment on or after January 1, 2005 and on or before December 31, 2008 are set forth in Appendix A of the original version of this Plan.

SECTION 7.
BENEFICIARY DESIGNATIONS

7.1
Generally. A Participant may designate one or more beneficiaries (each a “Death Benefit Beneficiary”) to receive all or any defined portion of the death benefit payable with respect to the Participant’s SIP Parity Account in the event that the Participant dies prior to receipt of the full balance of such SIP Parity Account. A Participant may designate separate Death Benefit Beneficiaries in respect of his 409 Account and his Grandfathered Account. In the event that a Participant fails to designate a Death Benefit Beneficiary for any portion of his SIP Parity Account or each Death Benefit Beneficiary for any portion of his SIP Parity Account predeceases a Participant, the beneficiary designation in effect for such Participant under SIP will govern to whom distributions are to be made from the Plan with respect to such portion of the Participant’s SIP Parity Account in the event such Participant dies prior to receipt of all amounts due him under the Plan with respect to such portion of the Participant’s SIP Parity Account. In the event that no designated Death Benefit Beneficiary survives a Participant with respect to any portion of a Participant’s SIP Parity Account and such Participant fails to designate a beneficiary under SIP or the designated beneficiary under SIP predeceases the Participant, such portion of the Participant’s SIP Parity Account will be paid to the deceased Participant’s estate.

7.2
Procedures. Each Death Benefit Beneficiary designation will be made in such form or format as may be determined by the Company from time to time. A Death Benefit Beneficiary designation will be effective only if completed, dated and filed by the Participant with the Company prior to the Participant’s death in accordance with the rules and procedures established by the Company. A Participant may revoke a Death Benefit Beneficiary designation and make a new Death Benefit Beneficiary designation at any time (including after installment payments have commenced), but any such change will be effective only if it is received by the Company prior to the Participant’s death. A Participant’s Death Benefit Beneficiary designation in effect under the Pharmacia Parity Plan immediately prior to the Effective Date will be deemed a valid Death Benefit Beneficiary designation under the Plan unless and until the Participant revokes such beneficiary designation or makes a new beneficiary designation as provided in the Plan.

SECTION 8.
VESTING; LOANS

8.1
Vesting. A Participant’s interest in a Deferral Election Sub-Account is always fully vested and nonforfeitable. A Participant’s interest in any form of Employer Excess Contribution will be based upon the vesting provisions of SIP applicable to the Equivalent Form of Employer Contribution under SIP (such as Employer Matching Contributions and Employer Core Contributions) and will become vested and nonforfeitable at such times during employment and in such percentages as it would have if such contributions had been made as an Equivalent Form of Employer Contribution under SIP. No amounts will become vested after a Participant’s Separation from Service or death.

8.2
Loans Prohibited. No loans will be permitted to any Participant of any amounts credited to his SIP Parity Account. No portion of a Participant’s SIP Parity Account will be considered as part of the Participant’s SIP Accounts for purposes of determining the maximum amounts that can be borrowed from SIP.

SECTION 9.
SOURCE OF PAYMENTS

All amounts due under the Plan and any expenses of administration will be payable solely from the general assets of the Employers. The establishment of the Plan, and the operation thereof, will not be deemed to create a trust. No Participant will have any security or other interest in any assets of the Employers due to or arising from his participation in the Plan.

SECTION 10.
ADMINISTRATION; AMENDMENT AND TERMINATION

10.1
General Administration. The Company will have full authority to establish, amend and rescind rules and regulations relating to the Plan and administer the Plan with respect to all Participants, generally. Unless otherwise set forth to the contrary herein, the Plan and the rules and regulations hereunder will be construed and interpreted by the Internal People Committee, or, to the extent necessary or appropriate in view of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, by the Board People Committee. The Company or the Committee, as appropriate, may delegate any of its authority, duties and responsibilities under the Plan to any other person, including any third party administrator selected by the Company. Any such delegation will be in writing and will specify the identity of the delegate and the responsibilities delegated to such person.

10.2    Amendment and Termination.

(a)
The Board People Committee or its delegate may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company, and it may terminate the Plan at any time; provided, that no such amendment or termination will, without the consent of the affected Participant, reduce the amounts that have been credited to the Participant’s SIP Parity Account. If this Plan is terminated, the Board People Committee or its delegate may authorize early payment of benefits to Participants and Beneficiaries to the extent consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) (or any successor provision).

(b)
Notwithstanding any other provision of the Plan, subject to the requirements of Code Section 409A, to the extent applicable to a Participant’s benefit, the Committee or its delegate may make such amendments to the Plan, to any procedures established under the Plan, and to any Deferral Election or Subsequent Deferral Election hereunder, as it may determine to be necessary to comply with any applicable law, regulation or requirement, including without limitation wage controls or guidelines. Such amendments need not apply uniformly to all Participants.

SECTION 11.
CLAIMS PROCEDURES

A claim for benefits under the Plan will be handled as follows:

11.1
Filing a Claim. Each individual who claims to be eligible for benefits under the Plan (a “Claimant”), or his duly authorized representative, may submit a written claim for benefits (a “Claim”) to the EBPC for a first level review where the individual believes a benefit to which such individual is eligible has not been provided under the Plan. A Claim must be set forth in writing on a form provided or otherwise approved by the EBPC and must be submitted to the EBPC. Notwithstanding the foregoing, any Claim associated with a Claimant who is an Executive Officer must be submitted to the Board People Committee instead of the EBPC and the Board People Committee will apply the Claims procedures described in this Section 11 in handling such Claim.

11.2
Review of Claim. The EBPC will evaluate each properly filed Claim and notify the Claimant of the approval or denial of the Claim within 90 days after the EBPC receives the Claim, unless special circumstances require an extension of time for processing the Claim. If an extension of time for processing the Claim is required, the EBPC will provide the Claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date will not be later than 180 days after the date on which the EBPC received the claim).

11.3
Notice of Claim Denial. If a Claim is denied in whole or in part, the EBPC will provide the Claimant with a written notice setting forth: (a) the specific reasons for the denial; (b) references to pertinent Plan provisions upon which the denial is based; (c) a description of any additional material or information needed and an explanation of why such material or information is necessary to perfect the Claim; and (d) the Claimant’s right to seek review of the denial pursuant to

Section 11.4 below.

11.4
Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant will have the right to: (a) request a second level review by the EBPC; (b) review pertinent documents; and (c) submit issues and comments in writing, provided that the Claimant files a written request for a second level review with the EBPC within 60 days after the date on which the Claimant received written notice from the EBPC of the denial. Within 60 days after the EBPC receives a properly filed request for review, the EBPC will conduct such review and advise the Claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the EBPC will provide the Claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review will be completed (which date will not be later than 120 days after the date on which the EBPC received the request for review). The EBPC will inform the Claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision, reference to Plan provisions upon which the decision is based and other required information. A decision on review will be final and binding on all persons for all purposes.

11.5
Procedures Control. No Claimant or other individual may file any Claim for benefits or request a review of a denial of any Claim unless such person follows the provisions and timeframes of this Section. A Claimant or other individual will not be entitled to bring any action in any court unless such person has exhausted such person’s rights under this Section by timely submitting a Claim and requesting a review of a decision with respect to such Claim. For example, if the Claimant fails to request the second level review by the EBPC within 60 days after the Claimant received notice of the initial denial, the initial decision will become final. In that event, the Claimant will not have a right to any further review by the EPBC and will not have a right to pursue the Claim in court.

All Claims procedures provided for in the Plan, i.e., both the first and second level of review, must be exhausted before any legal action may be brought. The Claims procedures afforded by the Plan are exhausted upon the date of the EBPC’s final decision on the second level of review. Any legal action by a Claimant must be commenced within 1 year of the date of the EBPC’s final decision on the second level of review and must be filed in the District Court for the Eastern District of Missouri.

11.6
Compliance with Code Section 409A. Any claim for benefits under the Plan must be made by the Claimant no later than the time prescribed by Treas. Reg. § 1.409A-3(g) (or any successor provision), to the extent applicable. If a Claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Treas. Reg. § 1.409A-3(g) (or any successor provision), to the extent applicable.

SECTION 12.
LIMITATIONS ON PAYMENTS

All payments hereunder will be subject to applicable income tax withholding. Except as may be required by the federal income tax withholding provisions of the Code, by the tax withholding provisions of an applicable state’s income tax act, or by the tax withholding provisions of an applicable foreign, city, county or municipality’s earnings or income tax act, the interests of the Participants and their designated beneficiaries under the Plan are not subject to state or other foreign, city, county or municipality escheat laws and are not subject to the claims of the creditors of any Participant or the designated beneficiaries of any Participant and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by a Participant, his beneficiary, or any other person or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder will be void. The Company may cancel and refuse to pay any portion of a SIP Parity Account which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered.

SECTION 13.
GENERAL PROVISIONS

13.1
Facility of Payment. When a person entitled to a distribution under the Plan is under a legal disability, or, in the opinion of the EBPC, is in any way incapacitated and unable to manage his financial affairs, the EBPC may direct that the distribution to which such person otherwise would be entitled will be made to such person’s legal representative(s) or to a relative or friend of such person for such person’s benefit, or the EBPC may direct the application of such distribution for the benefit of such person.

13.2	Absence of Guaranty. Neither the Company, the Employers nor any committee of the Company or the Employers in any way guarantees any payment to any person with respect to this Plan.

13.3
Security. A Participant will remain a general creditor of the Company with respect to his SIP Parity Account and will not have any security or other interest in any assets of the Company, or any other Employer, due to or arising from the fact that any portion of his interest in such SIP Parity Account is nonforfeitable.

13.4
Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employment of the Company or any Employer or Affiliate.

13.5
Gender and Number. Where the context admits, words denoting the masculine gender will include the feminine and neuter genders, the singular will include the plural, and the plural will include the singular.

13.6	Headings. Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the Section will control.

13.7
Successors. The provisions of the Plan will be binding upon the Company, the Employers and successors and assigns of any of them and upon the Participant and his heirs, beneficiaries, estates and legal representatives.

13.8
Controlling State Law. To the extent not superseded by the laws of the United States, the laws of the State of Missouri, determined without regard to its conflict of law rules, will be controlling in all matters relating to the Plan.

13.9
Severability. In case any provision of the Plan will be held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

13.10	Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable, and will be interpreted and administered accordingly.

13.11
Missing Participants. In the event that the EBPC cannot locate a Participant or beneficiary who is entitled to a distribution from the Plan or to whom a distribution has been made but the distribution check remains uncashed after reasonable measures have been taken to locate such Participant or beneficiary, the EBPC may, consistent with applicable laws, regulations, and other pronouncements under the Code and ERISA, treat the amount otherwise distributable as forfeited under the Plan. However, if the Participant or Beneficiary is later located, such benefit will be restored to the extent of the amount of such provisional forfeiture, unadjusted for earnings and/or losses.